United States
Securities and Exchange Commission
Washington, D.C.
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. _____)

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     BAY NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 19, 2010

Dear Stockholder:

You should have recently received materials in connection with a special meeting of stockholders of Bay National Corporation to be held on Thursday, February 25, 2010.  As discussed in the proxy materials, we are asking our stockholders to approve an increase in the number of authorized shares of the Company’s common stock in order to allow us to conduct an offering of “Units” consisting of one share of our common stock and one warrant to purchase one share of common stock and ultimately recapitalize Bay National Corporation and Bay National Bank.

As described in the proxy statement, we had anticipated that the offering would be conducted as a rights offering in which each current stockholder of the Company would be issued subscription rights to purchase Units in the offering based on their current stock ownership, followed by a public “reoffering” of any unsold Units.  After further consideration, we have determined that the rights offering structure is not a feasible means to accomplish our objectives with respect to the offering.

Therefore, the offering will be conducted simply as a best efforts offering without the rights offering component described in the proxy materials.  Accordingly, stockholders will be able to participate in the offering on the same terms as those who are not stockholders in the Company.

Also attached to this letter is a corrected “Security Ownership of Management and Certain Securityholders” table, which replaces the information found on pages 4-5 of the proxy statement with respect to the security holdings of the persons listed in the table.  Other than as described herein, the information in the proxy statement remains correct.

Once again, given the importance of the matters to be voted on at the special meeting and the two-thirds vote required to approve the proposal, as further described in the proxy statement, your vote is very important.  We urge you to return your proxy card or provide voting instructions to your broker, dealer, custodian bank or other nominee in whose name your shares are registered at your earliest convenience.

Very truly yours,

_________________________
Charles L. Maskell, Jr.
Chairman of the Board of Directors

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN SECURITYHOLDERS

The following table sets forth the beneficial ownership of Bay National Corporation's common stock as of December 31, 2009 by its directors, named executive officers, and all directors and officers as a group and persons believed by management to beneficially own more than five percent of the common stock.  No person listed in the table has a right to acquire beneficial ownership of shares of common stock within 60 days of December 31, 2009 pursuant to the exercise of warrants, options or a grant of restricted stock.  Unless otherwise noted below, management believes that each person named in the table has the sole voting and sole investment power with respect to each of the shares of common stock reported as beneficially owned by such person.  This table corrects the information appearing on pages 4-5 of Bay National Corporation’s proxy statement related to its Special Meeting to be held February 25, 2010.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
R. Michael Gill	5,602	*
John R. Lerch (1)	51,964	2.41%
Harold C. Green(2)	88,922	4.13%
Charles L. Maskell	0	0.00%
Donald G. McClure, Jr. (3)	15,800	*
Hugh W. Mohler (4)	59,180	2.75%
Robert L. Moore	11,654	*
James P. O’Conor	5,767	*
H. Victor Rieger, Jr. (5)	34,807	1.62%
Richard J. Oppitz (6)	0	0.00%
William B. Rinnier (7)	11,736	*
Edwin A. Rommel, III	52,502	2.44%
Henry H. Stansbury (8)	37,625	1.75%
Eugene M. Waldron, Jr.	40,942	1.90%
Carl A.J. Wright	18,132	*
David E. Borowy	0	0.00%
All directors and executive officers as a group (15 persons) (9)	434,633	20.18%
NexTier, Inc. (10) P.O. Box 1550 Butler, Pennsylvania 16003	174,486	8.10%

* = less than 1%

(1)
Includes 9,900 shares held by LFI partnership, of which Mr. Lerch is a general partner; 4,400 shares held by Mr. Lerch’s spouse, over which he has shared voting and investment power; and 550 shares held in trust for the benefit of Mr. Lerch’s daughter for which Mr. Lerch is custodian.

(2)	Includes 20,000 shares owned by Chamberlain Contractors, of which Mr. Green is a 50% owner.

(3)	Includes 11,000 shares held in trust for the benefit of Mr. McClure’s children for which Mr. McClure is a co-trustee and over which he has shared voting and investment power.

(4)	Includes 1,100 shares held by Mr. Mohler’s spouse, over which he has shared voting and investment power.

(5)	Includes 1,100 shares held by Mr. Rieger’s spouse, over which he has shared voting and investment power.

(6)	Mr. Oppitz’ employment with Bay National Bank was terminated on January 7, 2009.

(7)	Includes 3,300 shares held by Mr. Rinnier’s spouse, over which he has shared voting and investment power.

(8)	Includes 13,750 shares held by Mr. Stansbury’s spouse, over which he has shared voting and investment power.

(9)	All of the named individuals, other than Mr. Oppitz and Mr. Borowy are directors of Bay National Corporation. Mr. Mohler is a director and executive officer of Bay National Corporation.

(10)
This information is based on a Schedule 13G filed with the Securities and Exchange Commission by NexTier Incorporated on March 28, 2006 and information from the Company’s transfer agent as of the close of business on the Record Date.

Shares included in the table as beneficially owned that are not outstanding but which the persons listed have the right to acquire within 60 days of December 31, 2009 pursuant to the exercise of options or otherwise are deemed outstanding for the purpose of computing the percentage ownership of the person holding such rights but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.